SGREENTECH HOLDINGS LIMITED

28 April 2011

Ms Zhang Li Ying
8 Caribbean Coast 16A
Tung Chung, Hong Kong

Dear Ms Zhang

APPOINTMENT AS CHIEF PROCUREMENT OFFICER

We are pleased to offer you the position on the above appointment with effect from 2 May 2011.

This appointment is subject to the following terms and conditions:

1.	BASE SALARY/COMMISSIONS

Your starting salary is HKD $50,000 per month.

2.	ALLOWANCES

You will be reimbursed for all traveling and other expenses related to your job.

3.	DUTIES AND RESPONSIBILITIES

You are required to perform the duties and responsibilities related to your position at any division, department, section and location where the Company operates its business.

4.	WORKING HOURS

The Company current working hours are from Monday to Friday, 9am to 6pm,  with a one hour lunch break. The Company reserves the right to change your working days and hours as may be required by your position.

5.	ANNUAL LEAVE/HOLIDAYS

You are entitled to 21 days annual leave in addition to the location's gazetted holidays.

6.	TRANSFER/SECONDMENT

You are subject to transfer or secondment to any location where the Company operates or when required in the course of performing your duties.

7.	MEDICAL

You are entitled to claim for your medical expenses not exceeding HKD $50,000 per year.

8.	PROVIDENT FUND

The company and you will contribute to any mandatory provident fund and/or insurance schemes in accordance to the location's legislation.

Room 1, 13/F, Hung Tai Industrial Building 37 Hung To Road, Kwun Tong, Kowloon, Hong Kong Tel 27555022 Fax 2796 8049

SGREENTECH HOLDINGS LIMITED

9.	RULES, REGULATIONS & CONFIDENTIALITY

You shall at all times, devote your full attention and skill to the affairs of the Company and will endeavor to your utmost ability to promote and advance the interests of the Company.

Accordingly, you undertake that:
1.
you will under no circumstances make available your services to any undertaking, or have any interest directly or indirectly in any other undertaking or activity which might interfere with the proper performance of your duties without first obtaining the written permission of the Company;

2.
you will not at any time during the continuance or after the termination of your services with the Company irrespective of any reason for such termination, make use or disclose to any party either for your own benefit or for the benefit of any party (individual, firm, company, any trade or business), the affairs and confidential information of the Company or any of its related companies of which you have knowledge or become aware during the course of your service with the Company;

3.
you will obey and comply with all reasonable orders and instructions given to you by the Company or its authorized agents and observe all standing and other rules and/or regulations now in force or from time to time approved by the Company.

10.	TERMINATION

The notice of termination of employment will be three (3) month’s notice in writing or three (3) month’s salary in lieu of notice from either party.

Notwithstanding the aforementioned, the Company shall be entitled to terminate your employment without notice, indemnities and compensation in any of the following events:
i) if you are, in the opinion of the Company, guilty of dishonesty, misconduct or negligence in the performance of your duties;
ii) if you have been found to have committed a serious breach or continual material breach of any of your duties or obligations;
iii) if you are found to have made illegal monetary profit or received any gratuities or other rewards, in cash or in kind, out of any of the Company’s affairs or any of its subsidiaries or related companies.

Yours sincerely,	I confirm my acceptance of this appointment

/s/ Chuang Zheng Chen	/s/ Li Ying Zhang

Chen Chuang Zheng	Zhang Li Ying
Chief Financial Officer	Date: 04/28/11

Room 1, 13/F, Hung Tai Industrial Building 37 Hung To Road, Kwun Tong, Kowloon, Hong Kong Tel 27555022 Fax 2796 8049